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                                                                     EXHIBIT 4.8


                               AMENDMENT NO. 2 TO
                   CHILES OFFSHORE INC. 2000 STOCK OPTION PLAN

         AMENDMENT NO. 2, dated as of August 7, 2002 (this "Amendment"), to the Chiles Offshore Inc. 2000 Stock Option Plan (the "Plan").

                                   WITNESSETH

         WHEREAS, the Plan was adopted by the Board of Directors (the "Board") of Chiles Offshore Inc. (the "Company") and approved by the stockholders of the Company as of June 22, 2000 and became effective on September 22, 2000; and

         WHEREAS, the Plan was subsequently amended by Amendment No. 1 effective as of November 13, 2000; and

         WHEREAS, Section XX of the Plan authorizes the Board to amend the Plan and the Board has agreed to amend the Plan as set forth herein;

         NOW, THEREFORE, the Board has agreed as follows:

         1. The name of the Plan in the first sentence of Section I of the Plan was changed to "ENSCO International Incorporated 2000 Stock Option Plan," the term "Company" used throughout the Plan was changed to mean "ENSCO International Incorporated," and the term "Common Stock" subject to outstanding Benefits under the Plan was changed to mean the common stock of ENSCO International Incorporated.

         2. The first sentence of Section II.A of the Plan was amended to read as follows:

         The Plan will be administered by the Nominating and Compensation Committee (the "Committee") of the Board of Directors of the Company.

         3. Sections III through XI of the Plan was amended to provide that no Benefit may be granted to any participant after August 7, 2002.

         4. Section XXII.B of the Plan was amended to read as follows:

         B. This Plan shall terminate on the earlier of (i) June 21, 2010 (unless sooner terminated by the Board of Directors of the Company) or (ii) the exercise or expiration date of the last outstanding Nonqualified Stock Option.

         5. Except as amended hereby, the Plan remains in full force and effect in accordance with its terms.